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On April 16, 2014, Morgans Hotel Group Co., in connection with its 2014 Annual Meeting scheduled to be held on May 14, 2014, issued a press release announcing the filing of its definitive proxy statement with the Securities and Exchange Commission and the distribution of a letter to its stockholders. A copy of the press release is set forth below.

MORGANS HOTEL GROUP SENDS LETTER TO STOCKHOLDERS AND FILES DEFINITIVE PROXY MATERIALS

Letter Highlights Board’s Oversight of Significant Improvement and Continued Commitment to Maximizing Value For All Stockholders

States Kerrisdale’s Proposed Slate Could Permanently Impair Company’s Value

Recommends Stockholders Vote “FOR” Company’s Nine Highly Qualified Director Nominees at Annual Meeting to be Held on May 14, 2014

New York, April 16, 2014 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”), the New York-based hospitality management company, today announced it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its 2014 Annual Meeting of Stockholders (“Annual Meeting”), which will be held on May 14, 2014. Morgans stockholders of record at the close of business on April 2, 2014, are eligible to vote their shares at the Annual Meeting.

The Morgans’ Board of Directors also sent a letter today to stockholders highlighting the significant progress underway at the Company and the value this Board is responsible for creating since being elected to replace the Company’s prior board at the 2013 annual meeting. The letter also urges stockholders to vote “FOR” the Company’s nine highly qualified, experienced nominees.

Jason T. Kalisman, Morgans’ Chairman of the Board and interim Chief Executive Officer, stated: “This Board was elected last year with a clear mandate: address the serious issues and mistakes made by prior leadership and execute on a plan to create value for stockholders. We have delivered on promises to take decisive action and produce tangible results, and will continue to do so. In the last ten months, we set the stage for further growth and value creation at Morgans by restructuring Morgans’ highly leveraged legacy balance sheet, reducing corporate costs on an annualized basis by approximately $10 million, enhancing accountability at the Board level and overseeing continued execution of the Company’s ‘asset-light’ strategy. These efforts could not have been completed without the full participation of every member of the Board, and we have drawn on their considerable industry, operational and capital markets expertise in order to affect successful outcomes for our investors.”

Kalisman added, “The progress we’ve made to date is significant and we are open to exploring all options for creating value in a thoughtful way. However, Kerrisdale Capital Management – an activist hedge fund with a 3% stake in Morgans – is seeking control of the Company in the hope of selling it at seemingly any price. Electing a myopic and inexperienced slate of directors with a single agenda runs the enormous risk of permanently impairing stockholder value. We therefore urge all stockholders to vote “FOR” all of Morgans highly qualified director nominees.”

For information about Morgans’ 2014 Annual Meeting of Stockholders, please visit http://www. ProtectValueatMorgans.com.

The text of the letter follows:

April 16, 2014

Dear Fellow Stockholders,

Morgans Hotel Group’s (“Morgans” or the “Company”) Annual Meeting of Stockholders will be held on May 14, 2014 (the “Annual Meeting”). Your vote is important! It will determine the future of your Company and directly impact the value of your investment.

Since last year’s annual meeting, where stockholders voted overwhelmingly in favor of replacing the previous Board of Directors with nominees put forth by the Company’s largest stockholder, your new Board has taken decisive action that has set the stage for real value creation for the benefit of all investors.

We ask for your ongoing support so that Morgans’ Board and management can continue to execute on the transformation underway to improve our financial position and operate the Company effectively and efficiently. These steps, and these steps alone, are what will allow the Board to explore all avenues of value creation from a position of strength and flexibility.

Kerrisdale Capital Management’s slate, in contrast, has the potential to permanently impair your investment by its glaring lack of industry experience and its misguided public declaration that it intends to sell the Company at any price. In fact, Kerrisdale told the New York Post on the very same day of its initial SEC filing, that there is a “good chance” that if it wins the election at the upcoming Annual Meeting, it would execute a sale of the Company “even if the price was not much above where it is presently trading.”

As concerning, if Kerrisdale’s promise to fire sale the Company were to fail, investors will be left with a company overseen by a board that has never managed a hotel business, has no idea how to value our assets and has no experience running a public company. In that scenario, we can easily envision Morgans reverting back to the perilous financial position it was in just a year ago, putting the Company’s long-term survival at risk.

Further, Kerrisdale has disclosed that it signed compensation agreements with three of its director nominees promising each a $50,000 cash payment – a classic case of hired guns. We believe this demonstrates the only way Kerrisdale could secure participation on its slate was to offer a cash reward, which further illustrates the total lack of independence among its nominees.

We believe the Company’s stockholders will agree that Kerrisdale’s slate is neither incentivized to act in their best interest nor capable of achieving the greatest value for their investment.

Our Board is constantly engaged in exploring opportunities that benefit stockholders both in the short- and long-term. However, a “public for sale at any price” process is not to anyone’s advantage. Kerrisdale’s platform only serves to diminish the Company’s negotiating abilities – illustrating its slate’s complete lack of experience.

MORGANS’ BOARD IS EXECUTING ON ITS STRATEGY, RESTORING PERFORMANCE AND ACTIVELY ADDRESSING THE DESTRUCTIVE LEGACY OF THE COMPANY’S PRIOR LEADERSHIP

From as far back as early 2006 through the 2013 annual meeting, Morgans’ performance severely eroded under the direction of previous boards and their management. During that period, Morgans’ share price plummeted by more than 63%, while the S&P 500 Hotels, Resorts & Cruise Lines Index, Morgans’ self-selected reference index at that time, generated total returns of over 41%. Those same boards and management teams ultimately oversaw the destruction of nearly $300 million of stockholder equity value since 2006. This is the type of damage that can result from poor management and boards devoid of the necessary skills to oversee your business and make informed strategic decisions.

At the 2013 annual meeting, stockholders spoke out against the destructive actions of your prior board. Your current Board of qualified and experienced directors has already taken significant steps to clean up the mess, restore operational and financial discipline and lay the groundwork for generating superior returns going forward.

YOUR BOARD IS DELIVERING ON ITS PROMISES:

ACTIONS SPEAK LOUDER THAN WORDS

The current Board was elected with a mandate to address the issues that have plagued Morgans and to provide a plan for returning the Company to prosperity and profitability. As fiduciaries, this Board constantly evaluates strategic alternatives and opportunities to create value, but at the right time and the right price. While we have chosen to limit our public communications over the past few quarters, it was solely for the purpose of dealing with time sensitive and critical issues in the most advantageous manner possible. We believe our actions over the last ten months speak louder than words.

Promised:	Morgans’ Board Delivered:
Restructuring Morgans’ highly leveraged legacy balance sheet and reducing its risk profile	✓	In February 2014, Morgans refinanced the $180 million mortgage loan secured by Hudson New York and the $100 million revolving credit facility secured by Delano South Beach
	✓	De-risked the corporate parent by replacing corporate level recourse debt with longer duration asset level nonrecourse debt
	✓	Restructured debt at attractive rates providing the Company with enhanced flexibility and much needed liquidity

Reducing Morgans’ bloated corporate cost structure	✓	A significant reduction in corporate expenses, excluding stock-based compensation
	✓	Right-sized Morgans’ corporate organizational structure, resulting in annualized projected savings of approximately $10 million, or 30% of corporate expenses
	✓	Reduced expenses at corporate and at owned, joint venture and managed hotels

Advancing and protecting management agreements and partnerships	✓	Protecting three at risk management contracts and their associated cash flows
	✓	Continuing execution on agreements for seven new managed hotels as well as license or franchise agreements for two additional hotels
	✓	Pursuing long-term, higher quality and recurring management fee and joint venture opportunities

Improved accountability at the Board level	✓	Board members waived their compensation given the liquidity needs of company in 2013
	✓	Took significant steps to resolve costly litigation with Yucaipa caused by actions of the prior Board
	✓	Further strengthened the board through the nomination of two additional independent directors with significant industry experience

During this transitional period, the full participation of each and every member of the current Board – along with their considerable industry, operational and capital markets expertise – was required to achieve these successful outcomes.

VOTE FOR “ALL” OF THE BOARD’S NINE HIGHLY-QUALIFIED

DIRECTOR NOMINEES

Our Director nominees are aligned with your interests and want what you want: maximizing value at Morgans. This year, to further enhance our Board, we have nominated two new independent directors with significant industry experience:

•	Marty Edelman is an attorney at Paul Hastings LLP with more than 30 years of experience in real estate and corporate mergers and acquisitions transactions. Mr. Edelman specializes in all stages of legal development of pioneering financial structures, including participating debt instruments, institutional joint ventures in real estate, and joint ventures between U.S. financial sources and European real estate companies. He has also done extensive work in Europe, Canada, Mexico, Japan, the Middle East, and Latin America.

•	Michelle Russo, President of hotelAVE, has more than 25 years of practical, hands-on experience with hotels, restaurants, resorts, convention centers, real estate, and finance. Ms. Russo is highly experienced in strategic asset positioning, management contract negotiations and interacting with senior level brand and management executives on behalf of the portfolio. ,Ms. Russo has worked on hundreds of hotel assets across the U.S.

DO NOT BE MISLED BY KERRISDALE’S MISREPRESENTATION OF THE FACTS

In just ten months, your Board has made significant progress in restoring value at Morgans and positioning the Company for growth. However, in an effort to advance its own self-serving agenda, we believe Kerrisdale has misrepresented key facts about our business, as well as the critical corrective measures this Board has taken. Either Kerrisdale simply doesn’t understand the industry and situation, or it has failed to undertake basic due diligence.

Kerrisdale’s assertion that the reduction in Morgans’ corporate expense structure and focus on profitability aren’t of key importance demonstrates just how little it knows about how to sell a business or operate it efficiently. We’ve made substantial progress in mere months, and see a clear path to realizing continued efficiencies throughout the organization and at our properties.

Kerrisdale’s statement that the “current managers originally appointed by Yucaipa that have operated Morgans over the past several years are the most fit to operate the Company,” shows how out of touch they are and illustrates their lack of basic due diligence. None of Morgans’ managers were Yucaipa-appointed and Kerrisdale’s slate seems incapable of evaluating management talent given how poorly the Company performed on all relevant industry metrics prior to last year’s annual meeting.

Further, Kerrisdale’s allegation that the current Board is responsible for exposure to costly litigation is categorically false. The irresponsible actions of the prior Board directly led to litigation with Yucaipa, and the current Board’s subsequent decision not to appoint a Yucaipa representative to the Board of Directors until the issues underlying all litigation were resolved between the parties. As part of the settlement, the Company repurchased $88 million of the Company’s 2.375% senior subordinated convertible notes owned by Yucaipa, which were set to come due in October 2014.

Kerrisdale’s slate and platform underscores just how little they understand about running a public hotel company or a sale process. A unique company such as Morgans, with strong brands in highly desirable markets, will always garner interest. However, it is the Board’s responsibility to determine the best way to maximize stockholder value, whether that be through operating and growing the Company or pursuing a transaction. Kerrisdale ignores the risks a public fire sale of the Company presents and the potential adverse impact it would have on our employees, guests, partners and brands. As importantly, it would greatly diminish our ability to sign new management, franchise or licensing agreements to grow company cash flow.

What happens if there is no deal to be had at a fair value to stockholders after conducting a highly public auction for the Company? Are we to take Kerrisdale’s word that they will simply “reconstitute the Board as necessary” if they then wake up to the fact that operational expertise is needed? What will be the state of the Company when that happens – and at what cost?

Morgans is not even one of Kerrisdale’s top ten investments. It seems clear to us, as it should to all stockholders, that Kerrisdale’s motivations are driven by a desire for attention and publicity, rather than by purely economic motivations.

YOUR HIGHLY EXPERIENCED BOARD WILL EXPLORE

ALL OPTIONS TO CREATE VALUE

With a stronger de-risked balance sheet, highly experienced leadership and upward trending financial results, we will continue to build value from within. Our improving position also allows us to consider and pursue a broad range of business opportunities and strategic alternatives, but from a position of strength.

Central to this election is the fact that the current Board, in less than one year, has delivered on its promises to take decisive action and produce tangible results. This turnaround momentum can easily be undone without the right leadership.

VOTE THE WHITE CARD TODAY TO SUPPORT CONTINUED

VALUE CREATION AT MORGANS

The upcoming Annual Meeting is an important event that will determine the future of Morgans Hotel Group. Your vote is important – no matter how many shares you own. You may vote by telephone, Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any proxy card sent to you by Kerrisdale Capital Management. If you require any assistance in voting your shares, please contact our proxy solicitor, Okapi Partners, toll free at (877) 796-5274.

On behalf of the Board of Directors, we thank you for your continued support of our Company.

Sincerely,

/s/ Jason Kalisman

Chairman of the Board

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, New York and South Beach, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements. These include Delano properties in Las Vegas, Nevada and Moscow, Russia; Mondrian properties in Baha Mar in Nassau, The Bahamas, London, England, and Doha, Qatar; and a Morgans Original in Istanbul, Turkey. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; the Company’s levels of debt, its ability to refinance its current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, general volatility of the capital markets and the Company’s ability to access the capital markets and the ability of our joint ventures to do the foregoing; the impact of financial and other covenants in the Company’s loan agreements and other debt instruments that limit the Company’s ability to borrow and restrict its operations; the Company’s history of losses; the Company’s ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in the Company’s industry and the markets where it invests; the Company’s ability to protect the value of its name, image and brands and its intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; risks related to the Company’s international operations, such as global economic conditions, political or economic instability, compliance with foreign regulations and satisfaction of international business and workplace requirements; the Company’s ability to timely fund the renovations and capital improvements necessary to maintain its properties at the quality of the Morgans Hotel Group and associated brands; risks associated with the acquisition, development and integration of properties and businesses; the risks of conducting business through joint venture entities over which the Company may not have full control; the Company’s ability to perform under management agreements and to resolve any disputes with owners of properties that the Company manages but does not wholly own; potential terminations of management agreements; the impact of any material litigation, claims or disputes, including labor disputes; the seasonal nature of the hospitality business and other aspects of the hospitality industry that are beyond the Company’s; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2014, and other documents filed by the Company with the SEC from time to time. All forward-looking statements on this website are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

IMPORTANT ADDITIONAL INFORMATION

On April 16, 2014, the Company filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2014 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company’s 2014 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2014 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

Contacts:

Investors:

Rich Szymanski

Morgans Hotel Group

T. 212.277.4188

E. richard.szymanski@mhgc.com

 Or

Bruce Goldfarb/ Chuck Garske/ Lisa Patel

Okapi Partners

T. 212.297.0720

E. info@okapipartners.com

Media:

Dan Gagnier/Nathaniel Garnick

Sard Verbinnen & Co

T. 212.687.8080